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                                                                   EXHIBIT 15(A)

                         DISTRIBUTION AND SERVICE PLAN

    1. This Distribution and Service Plan (the Plan), when effective in accordance with its terms, shall be the written plan contemplated by Rule 12b-1 under the Investment Company Act of 1940 (the 1940 Act) of each series of First Funds (the Trust), issuing separate series of shares designated as follows:
Total Return Equity Portfolio, Total Return Fixed Income Portfolio, U.S. Treasury Money Market Portfolio, U.S. Government Money Market Portfolio, Municipal Money Market Portfolio, and Cash Reserve Portfolio, duly established series of shares (each a Portfolio) of the First Funds, a Massachusetts business trust, registered as an open-end investment company under the 1940 Act (the Trust).

    2. The Trust has entered into separate Administration (Administration) and General Distribution (Distribution) Agreements with respect to each Portfolio with ALPS Mutual Funds Services, Inc. (the Administrator or the Distributor) under which the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers for each Portfolio's shares of beneficial interest (shares). Under the Distribution Agreement, the Distributor pays the expenses of printing and distributing any prospectuses, reports and other literature used by the Distributor, advertising, and other promotional activities in connection with the offering of shares of each Portfolio for sale to the public. The Trust has entered into an Investment Advisory and Management Agreement with Garland Capital Management, a division of First Tennessee Bank National Association (the Investment Adviser). It is understood that the Administrator may reimburse the Distributor for these expenses from any source available to it, including the Administration fee paid to the Administrator by each Portfolio.

    3. The Investment Adviser may, subject to the approval of the Trustees, make payments to third parties who render shareholder support services, including but not limited to answering routine inquiries regarding each Portfolio, processing shareholder transactions and providing such other shareholder and administrative services as the Trust may reasonably request.

    4. Each Portfolio will not make separate payments as a result of this Plan to the Investment Adviser, Administrator, Distributor or any other party, it being recognized that each Portfolio presently pays, and will continue to pay, an investment advisory fee to the Investment Adviser and an administration fee to the Administrator. To the extent that any payments made by each Portfolio to the Investment Adviser or Administrator, including payment of fees under the Investment Advisory and Management Agreement or the Administration Agreement, respectively, should be deemed to be indirect financing of any activity primarily intended to result in the sale of shares of each Portfolio within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to be authorized by this Plan.

   5. This Plan shall become effective upon the first business day of the month following approval by a vote of at least a "majority of the outstanding voting securities of each Portfolio" (as defined in the 1940 Act), the Plan having been approved by a vote of a majority of the Trustees of the Trust, including a majority of Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the Independent Trustees), cast in person at a meeting called for the purpose of voting on this Plan.

    6. This Plan shall, unless terminated as hereinafter provided, remain in effect from the date specified above until June 30, 1995, and from year to year thereafter, provided, however, that such continuance is subject to approval annually by a vote of a majority of the Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan. This Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to authorize direct payments by each Portfolio to finance any activity primarily intended to result in the sale of shares of each Portfolio, to
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increase materially the amount spent by each Portfolio for distribution, or any amendment of the Investment Advisory and Management Agreement or the Administration Agreement to increase the amount to be paid by each Portfolio thereunder shall be effective only upon approval by a vote of a majority of the outstanding voting securities of each Portfolio, and (b) any material amendments of this Plan shall be effective only upon approval in the manner provided in the first sentence in this paragraph.

    7. This Plan may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of each Portfolio.

    8. During the existence of this Plan, the Trust shall require the Investment Adviser and/or Distributor to provide the Trust, for review by the Trust's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended in connection with financing any activity primarily intended to result in the sale of shares of each Portfolio (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

    9. This Plan does not require the Investment Adviser or Distributor to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of shares of each Portfolio.

    10. Consistent with the limitation of shareholder and Trustee liability as set forth in the Trust's Declaration of Trust, any obligations assumed by each Portfolio pursuant to this Plan and any agreements related to this Plan shall be limited in all cases to each Portfolio and its assets, and shall not constitute obligations of any shareholder or other series of shares of the Trust or of any Trustee.

    11. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.